Exhibit (d)(2)

Strictly Confidential

EXECUTION VERSION

CDK GLOBAL

January 25, 2022

Brookfield Capital Partners Llc

250 Vesey Street, 15th Floor

New York, New York 10281

In connection with the consideration by Brookfield Capital Partners LLC (“Recipient”, “you” or “your”) or one of your affiliates of a possible negotiated transaction (the “Possible Transaction”) with CDK Global, Inc. (together with its subsidiaries, the “Company”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, strategy, prospects, assets, liabilities and other confidential and proprietary information of the Company. In consideration for and as a condition to such information being furnished to you and your Representatives (as defined below), you agree that you and your Representatives will treat any information or data concerning the Company (whether prepared by the Company, its advisors or other Representatives or otherwise and irrespective of the form of communication) which has been or will be furnished, or otherwise made available, to you or your Representatives by or on behalf of the Company on or after the date hereof (collectively referred to as the “Confidential Information”) in accordance with the provisions of this letter agreement (this “Agreement”), and to take or abstain from taking certain other actions hereinafter set forth.

1.     Confidential Information. (a) The term “Confidential Information” shall be deemed to include that portion of all notes, memoranda, summaries, analyses, compilations, forecasts, data, studies, interpretations or other documents or materials prepared by you or your Representatives which use, contain, or reflect information furnished to you or your Representatives by or on behalf of the Company. The term “Confidential Information” does not include information that you can reasonably demonstrate (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach hereof, (ii) was within your or your Representatives’ possession prior to it being furnished to you by or on behalf of the Company; provided that the source of such information was not known by you (acting reasonably) to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that such source is not known by you (acting reasonably) to be bound by a contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, or (iv) has been or is subsequently independently conceived or developed by you or your Representatives without use of or reference to, in whole or in part, the Confidential Information and not otherwise in breach of this Agreement.

(b)	Notwithstanding anything to the contrary herein, you shall only be permitted to disclose or reveal Confidential Information or Transaction Information (as defined below) to an Excluded Affiliate (as defined below) if the Company has provided its prior written consent thereto, in which case, such Excluded Affiliate shall be deemed your Representative hereunder; provided that Confidential Information or Transaction Information may be disclosed or revealed to any director, officer or employee of an Excluded Affiliate to the extent such individual is also a general (but not limited) partner, member, advisor, employee, director or officer of Recipient or your affiliates (a “dual hat individual”), has a need to know such information in connection with his/her role at Recipient or your affiliates and, in accordance with the terms hereof, such individual does not disclose such information to any other individual at any Excluded Affiliate (other than other “dual hat individuals”) or otherwise participates in any way in any decisions of any Excluded Affiliate as to any matters that are subject to any provision of this Agreement.

(c)	For purposes of this Agreement:

(i)	“Representatives” shall mean:

(A)	with respect to you: your affiliates and your and such affiliates’ general (but not limited) partners, members, managers, directors, officers, employees and professional advisors (including consultants, accountants and attorneys), in each case, that receive Confidential Information or Transaction Information from you or on your behalf; provided that: “Representatives” of you shall not include, without the prior written consent of the Company, (1) your Excluded Affiliates, (2) any actual or potential source of equity or debt financing or any actual or potential bidding or equity partner or (3) any investment banker, financial advisor or other person serving in a similar role; and

(B)	with respect to the Company: the Company and its affiliates’ directors, officers, employees, agents, representatives, attorneys, accountants, financial advisors and other professional advisors;

(ii)	the term “person” shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity;

(iii)	the term “affiliates” shall have the meaning given to it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iv)	the term “Excluded Affiliate” shall mean (A) your and your affiliates' portfolio companies and (B) any of your affiliated investment funds’ portfolio companies.

2.     Use and Disclosure of Confidential Information; Additional Agreements Between the Parties. (a) You hereby agree that (i) you and your Representatives shall use the Confidential Information solely for the purpose of evaluating, and participating in discussions with the Company regarding, negotiating and/or consummating a Possible Transaction and for no other purpose and (ii) for the period commencing upon the execution of this Agreement by both parties and ending on the second anniversary of the date of this Agreement (such period, as it may be extended by mutual written agreement of the parties, the “Confidentiality Period”), the Confidential Information will be kept confidential by you and your Representatives and that you and your Representatives will not disclose any of the Confidential Information to any third parties (including, without limitation, to any investment banker, financial advisor or other person serving in a similar role, any actual or potential source of equity or debt financing, any actual or potential bidding or equity partner or any Excluded Affiliates); provided that: (A) you may make any disclosure of such information to which the Company gives its prior written consent; (B) such information may only be disclosed to your Representatives who have a need to know such information for the sole purpose of evaluating, negotiating and/or consummating a Possible Transaction on your behalf and who are provided with a copy of this Agreement and are directed to comply with the applicable terms hereof to the same extent as if they were parties hereto as “Representatives” and (C) subject to paragraph 2(c), you may make disclosure of such information to the extent Legally Compelled (as defined below) to do so (provided that such requirement did not arise from discretionary acts by you or your Representatives in violation of this Agreement). In any event, you agree, at your sole expense, to (x) undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information and Transaction Information (which shall be no less stringent than measures taken with respect to your own confidential and proprietary information and in any event no less than a reasonable degree of care, which standard shall satisfy this clause (x)), (y) be responsible for any breach of this Agreement by any of your Representatives, including, without limitation, any actions or inactions by your Representatives that would constitute a breach of the terms of this Agreement applicable to Representatives if such Representatives were parties hereto (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach) and (z) take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Confidential Information or Transaction Information in violation of this Agreement.

(b) In addition, you agree that, without the prior written consent of the Company, except as Legally Compelled (and provided that such requirement did not arise from discretionary acts by you or your Representatives that triggered such disclosure or requirement in violation of this Agreement and only in compliance with paragraph 2(c)), you and your Representatives will not disclose to any other person (other than your Representatives who have a need to know such information for the sole purpose of evaluating, negotiating and/or consummating a Possible Transaction on your behalf) the fact that the Company is considering a Possible Transaction, that this Agreement exists or the contents hereof, that the Confidential Information has been made available to you or your Representatives, that you or your Representatives are engaged in discussions with the Company with respect to the matters contemplated by this Agreement, that discussions, negotiations or investigations are taking place or have taken place concerning a Possible Transaction or any of the terms, conditions or other facts with respect thereto (including the status thereof) (all of the foregoing being referred to as “Transaction Information”). Without limiting the generality of the foregoing, you further agree that neither you nor any of your Representatives will (i) act as a broker for, or representative of, or as a joint bidder or co-bidder with, any other person with respect to a Possible Transaction or (ii) enter into any agreement, arrangement or understanding with any other person, including any investment banker, financial advisor or other person serving in a similar role, any actual or potential source of equity or debt financing or any actual or potential bidding or equity partner, regarding a Possible Transaction without, in each case, the prior written consent of the Company. In addition, in the event you are given prior written consent by the Company to enter into an agreement, arrangement or understanding with a debt financing source, you agree that you will not enter into any agreement, arrangement or understanding with any debt financing source which may reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to provide financing or other assistance to any other party considering a transaction with the Company. The Company will not disclose your identity (by name or identifiable description) in connection with a Possible Transaction, except as Legally Compelled.

(c) In the event that you or any of your Representatives are requested or required by applicable law or regulation, governmental, regulatory or self-regulatory authority or by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process (“Legally Compelled” and “legal” and “legally” have a correlative meaning) to disclose any of the Confidential Information or Transaction Information, you shall provide the Company with prompt (and in any event prior to any disclosure) written notice to the extent legally permitted of the existence, terms and circumstances of any such request or requirement (including a list of any Confidential Information or Transaction Information that you intend (or any of your Representatives intend) to disclose) so that the Company may seek a protective order or other appropriate remedy (at the Company’s sole expense) and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, upon advice of your inside or outside counsel, Legally Compelled to disclose Confidential Information or Transaction Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Confidential Information or Transaction Information which such inside or outside counsel advises you is legally required to be disclosed; provided that (i) you exercise (and cause your Representatives to exercise) commercially reasonable efforts to preserve the confidentiality of the Confidential Information and Transaction Information and (ii) such disclosure was not caused by or resulted from a previous disclosure by you or your Representatives in violation of this Agreement. In no event will you or any of your Representatives oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information and Transaction Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information and Transaction Information and, if the Company seeks such an order, you agree to (and shall cause your Representatives to) cooperate as the Company shall reasonably request at the Company’s expense. Notwithstanding the foregoing, you and your Representatives shall not be required to provide notice or seek consent in order to disclose Confidential Information in response to a routine audit or investigation conducted by a governmental or regulatory authority that does not primarily relate to the Company, the Confidential Information, the Transaction Information or the Possible Transaction.

3. Destruction of Confidential Information. Promptly (and in any event within fifteen (15) business days) after receiving a written demand from the Company or one of its Representatives (which may be made at any time in the Company’s sole discretion and for any reason or for no reason), you will destroy or erase (including, without limitation, expunging all such Confidential Information or Transaction Information from any computer, word processor or other device containing such information) all Confidential Information or Transaction Information (and all copies, reproductions, summaries, analyses or extracts thereof or based thereon) furnished to you or your Representatives by or on behalf of the Company, and you shall promptly deliver within fifteen (15) business days of such written demand a confirmation in writing (email sufficient) from an authorized officer supervising the destruction that such destruction has occurred; provided that you and your Representatives may retain any Confidential Information or Transaction Information to the extent required to comply with legal or regulatory requirements or established document retention policies (and, to the extent such Confidential Information or Transaction Information is retained electronically, ordinary access thereto shall be limited to information technology personnel in connection with their information technology duties or legal or compliance personnel), and you and your Representatives will not be required to delete computer records created pursuant to automatic archiving and back-up procedures which cannot reasonably be deleted. Notwithstanding the destruction or retention of the Confidential Information or Transaction Information, you and your Representatives will continue to be bound by your obligations of confidentiality, use restrictions and other obligations hereunder.

4. Inquiries. You agree that Morgan Stanley (the “Financial Advisor”) has responsibility for arranging appropriate contacts for due diligence in connection with the Possible Transaction and that (i) all communications regarding a Possible Transaction, (ii) requests for additional information and requests for facility tours, management or similar meetings in connection with a Possible Transaction, Confidential Information or Transaction Information and (iii) discussions or questions regarding procedures with respect to a Possible Transaction will be submitted or directed only to the Financial Advisor or such other person as may be expressly designated by the Financial Advisor or Company in writing (including by email), and not to any other Representative of the Company. You further agree that, without the prior written consent of the Company, neither you nor any of your Representatives shall, directly or indirectly, initiate, solicit or maintain, or cause to be initiated, solicited or maintained, contact with any officer, director, employee, stockholder, creditor, affiliate, supplier, distributor, customer, provider, agent, regulator or other commercial counterparty of the Company or any subsidiary of the Company (x) concerning any Confidential Information, any Transaction Information or any Possible Transaction or (y) regarding the Company or its business, financial condition, operations, strategy, prospects, assets or liabilities; provided, however, that the foregoing shall not prohibit you or your Representatives from making any contacts with such persons in the ordinary course of business unrelated to the Possible Transaction or from conducting general market diligence so long as such general market diligence does not identify the Company to the exclusion of others within the Company’s industry and no Confidential Information or Transaction information is disclosed in connection therewith.

5. No Representations or Warranties; No Agreement. You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information or Transaction Information, including, without limitation, any projections, estimates, budgets or information relating to the assets, liabilities, results of operations, condition, customers, suppliers or employees of the Company. You agree that neither the Company nor any of its Representatives shall have any obligation or liability to you or to any of your Representatives on any basis (including, without limitation, in contract, tort, under federal or state securities law or otherwise) relating to or resulting from the use of the Confidential Information or Transaction Information (including but not limited to any obligation to update any Confidential Information or any Transaction Information). You agree that only those representations or warranties which are made in a final definitive agreement regarding a Possible Transaction, subject to such limitations and restrictions as may be specified therein (a “Definitive Transaction Agreement”), when, as and if executed, will be relied on by you and have any legal effect. You and your Representatives agree not to make or facilitate in the making of any claims whatsoever against the Company or any of its Representatives with respect to or arising out of: (i) a Possible Transaction, as a result of this Agreement, any other written or oral expression or otherwise; (ii) the participation of you and your Representatives in evaluating a Possible Transaction; (iii) the review or use of any Confidential Information or any Transaction Information or any errors therein or omissions therefrom; or (iv) any action taken or any inaction occurring in reliance on the Confidential Information or any Transaction Information, except and solely to the extent as may be included in any Definitive Transaction Agreement. Each party agrees that unless and until a Definitive Transaction Agreement between the Company and you (or your affiliate(s)) has been executed and delivered, none of the parties hereto or their affiliates will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement, any other written or oral expression or otherwise, except for the rights and obligations specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to conduct the process leading up to a Possible Transaction, if any, as the Company and its Representatives determine, including, without limitation, by negotiating with any third party and entering into a preliminary or definitive agreement with a third party, rejecting any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, and terminating discussions and negotiations with you at any time and for no reason and that you have no right to participate in any Possible Transaction whether by virtue of this Agreement, any other written or oral expression or otherwise. Furthermore, nothing contained in this Agreement nor the furnishing of Confidential Information shall be construed as granting or conferring any rights by license or otherwise in any intellectual property of the Company, except for the limited right of use specifically set forth herein. All right, title and interest in the Confidential Information shall remain with the Company.

6.      No Waiver of Privilege. To the extent the Confidential Information includes materials subject to work product, attorney-client or similar privilege, the Company is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information to you or any of your Representatives.

7.      No Solicitation. In consideration of and as a condition to the Confidential Information and Transaction Information being furnished to you, you hereby agree that, for a period of one year from the date hereof, neither you nor any of your affiliates who are your Representatives will, directly or indirectly, solicit, interfere with or endeavor to entice away, offer to employ or employ (including as an independent contractor) any of the current senior-level officers or other employees at the Vice President level or above of the Company who became known to you or with whom you had contact in connection with the Possible Transaction so long as they are employed by the Company without obtaining the prior written consent of the Company; provided that nothing herein shall restrict you or any of your affiliates from (i) making any general solicitation for employment, including by use of advertisements in the media or through recruiting firms, that is not specifically directed at employees of the Company and (ii) hiring any such employee who responds to any such general solicitation or who first contacts you or your Representatives regarding employment without any solicitation in violation of this paragraph 7.

8. Standstill. In consideration of and as a condition to the Confidential Information being furnished to you, you hereby further agree that, without the prior written consent of the board of directors of the Company or except as expressly agreed to in writing by the parties hereto, for a period of one year from the date hereof, you will not and will cause your affiliates who are your Representatives not to, acting alone or as part of a group, directly or indirectly: (i) acquire or offer or agree to acquire (or propose, agree or seek permission, to acquire) or otherwise obtain an economic interest in, by purchase or otherwise, any right to direct the voting or disposition of, or any other right with respect to, any equity securities of the Company (or any direct or indirect rights, options or other securities convertible into or exercisable or exchangeable for such equity securities or any obligations measured by the price or value of any shares of capital stock of the Company, including without limitation any swaps or other derivative arrangements (“Derivative Securities”)), in each case, whether or not any of the foregoing may be obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) and whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Exchange Act), and, in each case, whether or not any of the foregoing is obtained by means of borrowing of securities or operation of any Derivative Security, or any significant portion of the assets, properties or indebtedness of the Company; (ii) make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company; (iii) make any statement or proposal to the board of directors of the Company (which would legally be required to be publicly disclosed), the Company’s Representatives or any of its stockholders with respect to, or make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving the Company or any of its securities, assets or properties; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (v) otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, board of directors or policies of the Company; (vi) make any public proposal or publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing; (vii) demand a copy of the Company’s record of security holders, stock ledger list or any other books or records of the Company, (viii) advise, assist, direct or encourage, directly or indirectly, any other person in connection with any of the foregoing; (ix) take any action that could reasonably be expected to require the Company or you to make a public announcement regarding any of the events described in this paragraph 8; (x) contest the validity of this Agreement or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate this paragraph 8; (xi) request the Company to amend or waive any provision of this paragraph 8, or make any public announcement with respect to the restrictions of this paragraph 8 or (xii) advise, assist or encourage, or direct any person to advise, assist or encourage any other person, in connection with any of the foregoing. You hereby represent and warrant that, as of the date of this Agreement, you do not possess any economic interest, voting right or other right with respect to any security (including Derivative Securities) of the Company. Notwithstanding anything to the contrary herein, you shall be entitled to make confidential proposals to the board of directors of the Company (or any committee thereof) regarding any of the matters set forth in clauses (i) or (iii) of this paragraph 8, but only so long as such request or proposal would not reasonably be expected to require public disclosure by the Company or you. Notwithstanding the foregoing, this paragraph 8 shall be of no further force and effect if (A) the Company enters into a definitive agreement with a person or “group” of persons involving the direct or indirect acquisition of all or a majority of the Company’s equity securities or all or substantially all of the Company’s assets, other than in connection with an internal restructuring transaction involving only the Company, one or more of its subsidiaries and/or any holding company formed for the purpose of such transaction, including any spin-off transaction involving any division or operating segment of the Company, or (B) a tender or exchange offer is commenced that, if consummated, would result in all or a majority of the Company’s equity securities being owned by persons other than the Company or current holders of the Company’s equity securities and the board of directors of the Company fails to recommend within ten (10) business days from the date of commencement of such offer that its stockholders reject such offer. Nothing shall prohibit acquisitions of debt securities; provided that such debt is not acquired or held for the purpose of influencing control of the Company.

9.      Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon providing any Confidential Information or Transaction Information to such Representatives, will be advised by you) that Confidential Information and Transaction Information being furnished to you may contain material non-public information regarding the Company and that the United States securities laws generally prohibit any persons who have such material, non-public information from purchasing or selling securities of the Company on the basis of such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such information. You will not (and you will direct your Representatives to not), directly or indirectly, use any Confidential Information or Transaction Information in violation of any United States federal or state securities laws. Nothing herein shall constitute an admission by either party that any Confidential Information, Transaction Information or other such information in fact contains material non-public information concerning the Company.

10.   Remedies. It is further understood and agreed that any breach of this Agreement by you or any of your Representatives would result in irreparable harm to the Company, that money damages would not be a sufficient remedy for any such breach of this Agreement and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach and that neither you nor your Representatives shall oppose the granting of such relief. Such relief shall be available without the obligation to prove any damages underlying such breach or threatened breach. You further agree to waive, and to use your commercially reasonable efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this Agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of a breach of any obligations under this Agreement by you or your Representatives that becomes known to you, you shall, promptly following the discovery of such breach, give notice to the Company of the nature of such breach and, upon consultation with the Company, take all reasonably necessary steps to limit the extent of such breach.

11.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions thereof. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Courts of Chancery of the State of Delaware (or, if under applicable law exclusive jurisdiction over such matters is vested in federal courts, any court of the United States of America located in the State of Delaware) (collectively, the “Delaware Courts”) for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. You further agree that service of any process, summons, notice or document by mail to your address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against you in any such court. Service made in such manner, to the fullest extent permitted by applicable law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the Delaware Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

12.   Authority to Enter into Agreement. Each party hereby represents and warrants to the other party that this Agreement has been duly authorized, executed and delivered by one of your officers and is enforceable in accordance with its terms.

13.   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto regarding the subject matter hereof, and supersedes all negotiations and agreements, oral or written, made prior to the execution hereof.

14.   Waiver of Conflict. In connection with a Possible Transaction, the Company has retained the law firm Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Company Counsel”) as company counsel. By participating in the process for the Possible Transaction and executing this Agreement, and notwithstanding the fact that Company Counsel may have represented, and may currently represent, you or any of your Excluded Affiliates or other Representatives unrelated to a Possible Transaction, you hereby consent (on your behalf and on behalf of your Excluded Affiliates) to such representation by Company Counsel of the Company and, if applicable, are agreeing to waive any actual or potential conflict of interest that Company Counsel may have as a result of Company Counsel’s representation of the Company in the Possible Transaction. You agree (on your behalf and on behalf of your Excluded Affiliates) that Company Counsel is a third party beneficiary of the matters set forth in this paragraph 14. In addition, you hereby acknowledge that your consent and wavier under this paragraph 14 is voluntary and informed, and that you have obtained independent legal advice with respect to this consent and waiver.

15.    Assignment. This Agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by either party hereto without the written consent of the other party, provided, however, that the Company reserves the right to assign all of its rights, powers and privileges under this Agreement (including, without limitation, the right to enforce all of the terms of this Agreement) to any person who enters into a transaction with the Company that is similar to a Possible Transaction involving the sale of all or substantially all of the Company’s stock or consolidated assets.

16.   No Modification. No provision of this Agreement can be waived, modified or amended without the prior written consent of the parties hereto, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

17.   Counterparts. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument.

18.    Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and there shall be substituted for the invalid provision a substitute provision that shall as nearly as possible achieve the intent of the invalid provision.

19.   Term. This Agreement shall expire upon the expiration of the Confidentiality Period; provided, that, any liability for breach of this Agreement prior to such termination shall survive such termination.

20.   Notwithstanding anything else in this Agreement, (i) this Agreement shall not apply to or in any way bind your Representatives or your or your affiliates’ portfolio companies that do not actually receive Confidential Information or Transaction Information from you or on your behalf, and (ii) receipt of Confidential Information or Transaction Information shall not be imputed to any portfolio company of yours or your affiliates solely by virtue of the fact that a director, officer or employee of yours or your affiliates that serves as a director (or on any other governing body) of such portfolio company has knowledge of Confidential Information or Transaction Information. For the avoidance of doubt, this paragraph does not modify the proviso in Section 1(b) of this Agreement.

21.   The Company acknowledges that you, your affiliates and your and their respective existing and future portfolio companies (collectively, the “Brookfield Group”), as applicable, may operate in the same industry and, from time to time, compete for the same business opportunities, and may maintain business relationships with the same persons. Accordingly, the Company agrees that nothing contained herein shall restrict or otherwise limit the Brookfield Group’s right to directly or indirectly pursue acquisitions, dispositions or financing or other business opportunities or compete for the same business for, by, with or through any person or otherwise maintain or initiate business relationships with any person; provided that, you shall, and shall direct your Representatives to, comply with the other provisions of this Agreement and neither you nor your Representatives shall disclose or use the Confidential Information or Transaction Information in connection with such activities in violation of this Agreement. For purposes of clarification, this section shall not be construed to modify or amend the confidentiality and non-disclosure restrictions herein.

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Strictly Confidential

EXECUTION VERSION

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

CDK GLOBAL, INC.

By:	/s/ Lee Brunz
Name: Lee Brunz
Title: Vice President and Secretary

Accepted and agreed as of the date first written above:

BROOKFIELD CAPITAL PARTNERS LLC

By:	/s/ Kristen L. Haase
Name: Kristen L. Haase
Title: Senior Vice President & Secretary